Exhibit 1

EXHIBIT 1

___________________________

BELL INDUSTRIES, INC.

and

COMPUTERSHARE INVESTOR SERVICES, LLC

as Rights Agent

Second Amendment to Rights Agreement

Dated as of May 30, 2001

___________________________

SECOND AMENDMENT TO RIGHTS AGREEMENT

      This Second Amendment (this “Amendment”), dated as of May 30, 2001, between BELL INDUSTRIES, INC., a California corporation (the “Company”), and COMPUTERSHARE INVESTOR SERVICES, LLC, a Delaware limited liability company (the “Rights Agent”) is made in reference to that certain Rights Agreement, as amended (the “Original Agreement”), dated as of February 1, 1999, between the Company and Harris Trust Company of California, a Delaware corporation.

      WHEREAS, pursuant to Section 27 of the Original Agreement, the Company wishes to amend the Original Agreement to extend the Final Expiration Date (as defined below), and to make certain non-substantial changes, and the Rights Agent is willing to agree to such amendments and changes on the terms set forth herein;

      WHEREAS, the Board of Directors of the Company has duly considered this Amendment in light of existing circumstances and has deemed it to be advisable and in the best interests of the Company that this Amendment be adopted.

      NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. Except as expressly set forth herein, the Original Agreement remains in full force and effect.

      2. Amendment of Section 3(c). Section 3(c) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this subparagraph (c)), and certificates for Common Shares issued upon transfer or exchange, after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain rights (“Rights”) as set forth in the Rights Agreement between Bell Industries, Inc. and Harris Trust Company of California (“Harris”), dated as of February 1, 1999, the First Amendment to the Rights Agreement, between Bell Industries, Inc. Harris and Computershare Investor Services, LLC (“Computershare”), dated as of May 30, 2001 and the Second Amendment to the Rights Agreement, between Bell Industries, Inc. and Computershare, dated as of May 30, 2001 (together, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Bell Industries, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Bell Industries, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) may become null and void.

      With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding (provided that if any Common Shares so purchased or acquired by the Company are subsequently sold or otherwise transferred by the Company and shall thereafter become outstanding, new Rights shall be issued with respect thereto in accordance herewith).

      3. Amendment of Section 7(a). Section 7(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part (subject, in the case of exercise for fractional Preferred Shares, to the provisions of Section 14(b) hereof) at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof, at or prior to the earliest of (i) the close of business on May 31, 2003 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

      4. Amendment of Section 11(a). Section 11(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      The Purchase Price, the number of Preferred Shares (or fraction thereof) covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable upon exercise on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii) Subject to Section 24 of this Agreement, in the event, directly or indirectly, any Person becomes an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Shares for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company’s Common Shares (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

(iii) From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned as of or after the earlier of the Share Acquisition Date or the Tender Offer Commencement Date by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled; provided, however, that any Right Certificate issued (whether by error or otherwise) in contravention of this sentence shall, pursuant to the preceding sentence, nonetheless be void.

(iv) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, one one-hundredth of a Preferred Share.

      5. Amendment of Section 26. Section 26 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt addressed (until another address is filed in writing with the Rights Agent) as follows:

Bell Industries, Inc. 1960 East Grand Avenue El Segundo, California 90245 Attention: Corporate Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt addressed (until another address is filed in writing with the Company) as follows:

Computershare Investor Services, LLC 515 South Figueroa Street, Suite 1020 Los Angeles, California 90071 Attention: John Castellanos

with a copy to: Computershare Investor Services, LLC Two North LaSalle Street Chicago, Illinois 60602 Attention: Keith Bradley

      Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

      6. Amendment of Exhibit B. (a) The legend and the first paragraph of Exhibit B of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      NOT EXERCISABLE AFTER MAY 31, 2003 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.

Right Certificate
BELL INDUSTRIES, INC.

      This certifies that __________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, between Bell Industries, Inc. (the “Company”) and Harris Trust Company of California (“Harris”), dated as of February 1, 1999, the First Amendment to the Rights Agreement, between the Company, Harris and Computershare Investor Services, LLC (the “Rights Agent”), dated as of May 30, 2001 and the Second Amendment to the Rights Agreement, between the Company and Computershare Investor Services, LLC, dated as of May 30, 2001 (together, the “Rights Agreement”) to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Chicago, Illinois time, on May 31, 2003 at the principal office of the Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, no par value (the “Preferred Shares”), of the Company, at a purchase price of $17.25 per one one-hundredth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of February 1, 1999, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

      (b) The last sentence of Exhibit B is hereby amended and restated to read in its entirety as follows: Dated as of ____________.

      7. Amendment of Exhibit C. (a) The first paragraph of Exhibit C of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      On February 1, 1999, the Board of Directors of Bell Industries, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, no par value (the “Common Shares”), of the Company. The dividend is payable on February 1, 1999 (the “Record Date”) to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the “Preferred Shares”), of the Company at a price of $17.25 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, the First Amendment to the Rights Agreement and the Second Amendment to the Rights Agreement (together, the “Rights Agreement”) between the Company and the “Rights Agent.”

      (b) The fourth paragraph of Exhibit C of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      The Rights are not exercisable until the Distribution Date. The Rights will expire on May 31, 2003 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

      (c) The last paragraph of Exhibit C of the Original Agreement is hereby amended and restated to read in its entirety as follows:

      A copy of the original Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated February 25, 1999 and copies of the First and Second Amendments to the Rights Agreement have been filed with the Securities and Exchange Commission as Exhibits to Registration Statements on Form 8-A dated May 30, 2001. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the

Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

      8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, without giving effect to conflicts of law principles thereof. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

BELL INDUSTRIES, INC.

Attest:

By:	/s/ Janet Simmons	By:	/s/ Tracy Edwards

Its:	Asst. Secretary	Its:	President

COMPUTERSHARE INVESTOR SERVICES, as Rights Agent

Attest:

By:	/s/ Michael Lang	By:	/s/ John Castellanos

Its:	Relationship Manager	Its:	Relationship Manager